EXHIBIT 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), made effective as of January 1, 2013, is entered into by and between Starz, a Delaware corporation, with its corporate headquarters and principal place of business located at 8900 Liberty Circle, Englewood, Colorado (the “Company”), and Christopher Albrecht (“Executive”).
INTRODUCTION
This Agreement supersedes in its entirety the Employment Agreement dated as of January 1, 2010 and amended December 7, 2012 between Starz, LLC and Executive (the “Original Employment Agreement”) with respect to the period from and after January 1, 2013. For the avoidance of doubt, references to Executive’s “Employment Agreement” in the award agreements for equity awards granted to Executive prior to January 1, 2013 mean the Original Employment Agreement.
The Company, through its subsidiaries (“Subsidiaries”), is engaged in the business of providing premium movie channels for distribution in the United States, creating and distributing animated and live-action programming, distributing home video/DVD products and producing feature-length films. The Company desires to employ Executive, and Executive desires to accept such employment, under the terms and conditions set forth herein.
Capitalized terms used in this Agreement shall have the meanings indicated in the preamble, introduction and sections hereof. For ease of reference, an index to such terms is contained in Section 6.15 of this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

EMPLOYMENT; TERM; DUTIES
1.1    Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts employment, as Chief Executive Officer of the Company.
1.2    Term. Subject to Article IV below, Executive’s employment hereunder shall be for a term of four years commencing effective as of January 1, 2013 (the “Effective Date”), and expiring at the close of business on December 31, 2016 (the “Initial Term”). Thereafter, Executive’s employment hereunder shall continue from year to year (any such year-to-year term being referred to herein as an “Extended Term”) until and unless either party gives to the other written notice of non-renewal at least 180 days prior to the expiration of the Initial Term or any Extended Term of this Agreement or unless Executive’s employment is sooner terminated in accordance with the provisions of this Agreement. The period of time from the Effective Date until the expiration or termination of the term

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of Executive’s employment under this Agreement, whether such expiration or termination occurs during or at the end of the Initial Term or any Extended Term, is referred to herein as the “Term.”
1.3    Duties. During the Term, Executive shall perform such executive duties for the Company and its Subsidiaries as are consistent with his positions hereunder. Executive shall devote 100% of his business time, attention and energies to the performance of his duties hereunder. Executive shall use his best efforts to advance the interests and business of the Company and its Subsidiaries. Executive shall abide by all rules, regulations and policies of the Company of which Executive has received written notice as may be in effect from time to time. Notwithstanding the foregoing, during the Term Executive may (i) act for his own account in passive-type investments as provided in Section 5.3 or, with the Company’s consent (not to be unreasonably withheld), as a member of boards of directors of other companies, and (ii) provide consulting services relating to the projects listed on Exhibit A hereto (each, a “Project”) if and at such time as such Project goes into production, provided that, in each of the foregoing cases, the time allocated for such activities does not interfere with or create a conflict of interest with the discharge of Executive’s duties for the Company.
1.4    Reporting. Executive shall report directly to the Chairman of the board of directors (or other similar governing body) of the Company (the “Board”) and to the Board.
1.5    Location. Except for services rendered during business trips as may be reasonably necessary, Executive shall render his services under this Agreement primarily from the offices of the Company in Los Angeles, California and periodically from the offices of the Company in Englewood, Colorado. Executive shall not be required to relocate his principal residence from the Los Angeles, California metropolitan area to the Englewood, Colorado metropolitan area during the Term. The Company and Executive shall agree on a reasonable budget for Executive’s travel between Los Angeles and Englewood as necessary for the conduct of the Company’s business and the performance of Executive’s duties hereunder.
1.6    No Conflicting Agreement. Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect that would prevent Executive from rendering his services exclusively to the Company during the Term (except to the extent otherwise permitted under Section 1.3 hereof) in accordance with the provisions of this Agreement.

ARTICLE II
COMPENSATION
2.1    Compensation. For all services rendered by Executive hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and Executive shall accept, as full compensation, the amounts set forth in this Article II.
2.2    Base Salary. The base salary shall be an annual salary of $1,250,000 (the “Base Salary”), payable by the Company in accordance with the Company’s normal payroll practices.
2.3    Bonus. For each fiscal year during the Term, in addition to the Base Salary, provided that Executive is employed by the Company on the date of payment thereof, Executive shall be eligible

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for a discretionary annual bonus (the “Bonus”) of 100% of Executive’s annual Base Salary (the “Target Bonus”) based upon achievement of corporate and individual performance criteria to be determined by the compensation committee (the “Committee”) of the Board. Executive’s entitlement to any Bonus will be determined by the Committee in its sole discretion. Nothing in this Agreement shall be construed to guarantee the payment of any Bonus to Executive.
2.4    Deductions. The Company shall deduct from the compensation described in Sections 2.2 and 2.3, and from any other compensation payable pursuant to this Agreement, any federal, state or local withholding taxes and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.
2.5    Disability Adjustment. Any compensation otherwise payable to Executive pursuant to Sections 2.2 and 2.3 in respect of any period during which Executive is Disabled (as contemplated in Section 4.4) shall be reduced by any amounts payable to Executive for loss of earnings or the like under any insurance plan or policy sponsored by the Company or any affiliate of the Company or under any program of the United States or the State of California, such as Social Security Disability Insurance or California State Disability Insurance.

ARTICLE III

BENEFITS; EXPENSES
3.1    Benefits. Executive will be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans and retirement plans (the “Company Plans”), and to receive such other benefits and perquisites, as the Company may make available to its other senior executive employees as a group. Executive’s participation in any Company Plans and receipt of such other benefits and perquisites shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company but are no less favorable than those made available to other senior executives of the Company as a group.
3.2    Expenses. The Company agrees that Executive is authorized to incur reasonable and appropriate expenses in the performance of his duties hereunder and in promoting the business of the Company and to be reimbursed therefor in accordance with the terms of the Company’s Travel & Entertainment Policy (as the same may be modified or amended by the Company from time to time in its sole discretion).
3.3    Vacation.  Executive shall accrue, pro rata on a pay period by pay period basis, a total of one hundred sixty (160) hours of vacation per year following the date of this Agreement.  If, at any time during the Term, Executive accumulates two hundred eighty (280) hours of earned but unused vacation time (the “Accrual Cap”), Executive will not accrue additional vacation time until he has taken a portion of the previously earned vacation.  Executive will again accrue paid vacation time when his accumulated amount of earned but unused vacation time falls below the Accrual Cap.  Upon termination of Executive’s employment, any accrued but unused vacation time will be paid to Executive.

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3.4    Key Man Insurance. The Company may secure in its own name or otherwise, and at its own expense, life, health, accident and other insurance covering Executive alone or with others, and Executive shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Executive agrees to assist the Company in procuring such insurance by submitting to usual and customary medical and other examinations to be conducted by such physicians as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by the insurance companies to which application is made for such insurance. Executive’s failure to submit to such usual and customary medical and other examinations shall be deemed a material breach of this Agreement.
3.5    Equity Awards. As part of the consideration for Executive’s services to the Company during the Term, the Company has granted to Executive pursuant to the Company’s 2011 Incentive Plan the equity awards evidenced by and described in the nonqualified stock option agreement attached hereto as Exhibit B (together with the award agreements attached to the Original Employment Agreement, the “Award Agreements”). It is not anticipated that any additional equity awards will be granted to Executive during the Initial Term.

ARTICLE IV

TERMINATION; DEATH; DISABILITY
4.1    Termination of Employment For Cause. In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to Executive, to terminate Executive’s employment hereunder at any time for “Cause” (a “Termination For Cause”). In the event of a Termination For Cause, Executive’s employment will terminate and the Company shall have no further liability or obligation to Executive hereunder or otherwise (other than the Company’s obligation to pay Base Salary and vacation time accrued but unpaid as of the date of termination, reimbursement of expenses incurred on or prior to the date of termination in accordance with Section 3.2 above and any other amounts legally required to be paid).
For purposes of this Agreement, prior to the occurrence of a Corporate Event (as defined below), “Cause” shall mean: (a) any act or omission that constitutes a breach by Executive of any of his material obligations under this Agreement; (b) the continued failure or refusal of Executive, other than on account of death or Disability of Executive, (i) to substantially perform the material duties required of him as Chief Executive Officer of the Company and/or (ii) to comply with reasonable directions of the Chairman of the Board or the Board; (c) any material violation by Executive of any (i) policy, rule or regulation of the Company or (ii) any law or regulation applicable to the business of the Company or any of its affiliates; (d) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime (whether or not involving the Company) that constitutes a felony or crime of moral turpitude or is punishable by imprisonment of 30 days or more, provided, however, that nothing in this Agreement shall obligate the Company to pay Base Salary or any Bonus or benefits during any period that Executive is unable to perform his duties hereunder due to any incarceration; or (e) any other intentional misconduct by Executive that has a material detrimental effect on the financial condition or business reputation of the Company or any of its affiliates. Following the occurrence of a Corporate Event, “Cause” shall have the meaning given such term under California law.

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Notwithstanding the foregoing, no purported Termination For Cause pursuant to (a), (b) or (c) of the preceding paragraph of this Section 4.1 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall be given written notice by the Company of its intention to effect a Termination For Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination For Cause is based; and (ii) Executive shall have 30 days after receiving such notice in which to cure such grounds. If Executive cures such grounds to the reasonable satisfaction of the Company within such 30-day period, the Company shall not be entitled to effect a Termination For Cause based on such grounds.
For purposes of this Agreement, a “Corporate Event” means the occurrence of an event during the Term that results in (a) the Company no longer having publicly traded equity securities, or (b) the acquisition by a third party, directly or indirectly, of more than 50% of the voting power of the Company’s equity securities, unless, in either event, the directors prior to the acquisition and the individuals nominated for election as directors by the board of directors continue to constitute more than 50% of the directors of (i) the Company, or (ii) the entity resulting from such event. Notwithstanding the foregoing, “Corporate Event” will not include a direct or indirect spin-off or split-off of the Company, however effected (including, for example, by a pro rata distribution or an exchange offer), nor a transfer of equity of the Company to any affiliate of the Company.
4.2    Termination of Employment Without Cause. During the Term, the Company may at any time, in its sole discretion, terminate the employment of Executive hereunder for any reason (other than those set forth in Section 4.1 above) or for no reason upon written notice (the “Termination Notice”) to Executive (a “Termination Without Cause”). In such event, Executive shall be entitled to the following:

(a)	any Base Salary and vacation time accrued but unpaid as of the date of termination;

(b)	any reimbursement for expenses incurred on or prior to the date of termination in accordance with Section 3.2; and

(c)
subject to Sections 4.6, 4.7 and 4.8 below, provided that such Termination Without Cause constitutes a Separation from Service of Executive (as defined in Section 4.8 below), and further provided that Executive does not engage in Competitive Activities during the Severance Period:

(i)    payment of amounts (“Severance Installments”) representing continuation of Executive’s Base Salary as in effect at the date of such Termination Without Cause until the earlier of (A) the date that is 18 months following the date of termination, or (B) the date on which the Initial Term or the then-current Extended Term, as applicable, would have expired had such termination not occurred (such period, the “Severance Period”), which Severance Installments shall be payable in such amounts and on such dates as such amounts otherwise would be payable based on the Company’s payroll schedule in effect at the date of termination and shall be treated as a series of separate payments for purposes of Code Section 409A (as defined in Section 4.8 below); and

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(ii)    an amount (the “Severance Lump-Sum Payment”) equal to 1.5 times Executive’s Base Salary for the year in which such Termination Without Cause occurs; provided that if such Termination Without Cause occurs during the last 12 months of the Term, the amount of the Severance Lump-Sum Payment shall be equal to Executive’s Base Salary for the year in which such Termination Without Cause occurs, which Severance Lump-Sum Payment shall be payable in a lump sum within 60 days following the date of termination of Executive’s employment and which Severance Lump-Sum Payment shall be in complete satisfaction of any Target Bonus or other bonus amount to which Executive may otherwise be entitled for any period.
In addition, subject to Sections 4.6, 4.7 and 4.8 below, and provided that such Termination Without Cause constitutes a Separation from Service of Executive (as defined in Section 4.8 below), if Executive elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall contribute to the health plan maintained by the Company that provides coverage for employees of the Company (including Executive and his dependents) as of the date of termination, or any such successor plan maintained by the Company (the “Health Plan”), that amount that reflects the proportionate part of the premium for such coverage that is paid by the Company as of the date of termination (the “Benefits Payments”) throughout the period beginning on the date of termination and ending on the earliest of (i) the date that is 18 months following the date of termination, (ii) the expiration of the coverage period specified under COBRA, such period to be determined as of the date of termination, or (iii) the date on which the Initial Term or the then-current Extended Term, as applicable, would have expired had such termination not occurred (the “Reimbursement Period”). Subject to Section 4.8 below, such Benefits Payments shall be made monthly in accordance with the Company’s normal procedures for the payment of Health Plan premiums. Executive shall bear responsibility for that portion of the Health Plan premiums in excess of the Benefits Payments. Notwithstanding the foregoing, if Executive becomes employed with another employer during the Reimbursement Period and is eligible to receive health and/or medical benefits under any plan(s) provided by such other employer, the Company’s contribution obligation under this paragraph shall be reduced to the extent that coverage is provided under such other employer’s plan(s). Executive shall not be entitled to receive reimbursement of any medical expenses under the Health Plan to the extent such medical expenses are reimbursed by any other Person, including, without limitation, such other employer. Executive shall be responsible for paying any United States federal or state income taxes associated with the Benefits Payments.
Notwithstanding the foregoing, if Executive elects, during the Severance Period, to engage in any Competitive Activity, Executive shall deliver to the Company at least ten business days prior to commencing any such Competitive Activities a written notice advising the Company of (i) Executive’s intent to commence Competitive Activities, and (ii) the commencement date for such Competitive Activities (the “Competition Notice”). Executive’s election to participate in any Competitive Activities during the Severance Period shall not be deemed a breach of this Agreement; rather, if Executive engages in Competitive Activities prior to the expiration of the Severance Period, the Company shall have no obligation to make any further payment to or for the benefit of Executive of any Severance Installments (except to the extent Severance Installments at least equal to the Release Consideration have not theretofore been paid), Severance Lump-Sum Payment or Benefits Payments.

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Executive acknowledges that the payments and benefits described in this Section 4.2, together with any rights or benefits under any written plan or agreement (including the Award Agreements) that have vested on or prior to the termination date of Executive’s employment under this Section 4.2, constitute the only payments that Executive shall be entitled to receive from the Company hereunder or otherwise in the event of any termination of his employment pursuant to this Section 4.2, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment or the termination thereof.
The Company and Executive acknowledge and agree that the delivery by the Company of a notice of non-renewal pursuant to Section 1.2 above shall not be a Termination Notice giving rise to a Termination Without Cause pursuant to this Section 4.2. Following delivery by the Company or the Executive of a notice of non-renewal pursuant to Section 1.2 above, unless earlier terminated pursuant to Section 4.1, 4.2, 4.3 or 4.4 hereof, Executive’s employment hereunder shall continue until the last day of the Initial Term or the then-current Extended Term, as applicable, whereupon Executive’s employment hereunder shall cease (the “Cessation Date”). In such event, the Company shall pay Executive an amount equal to the sum of (i) any Base Salary and unused vacation time accrued but unpaid as of the Cessation Date, plus (ii) any reimbursement for expenses incurred on or prior to the Cessation Date in accordance with Section 3.2. Executive acknowledges that the payments referred to in this paragraph, together with any rights or benefits under any written plan or agreement that have vested on or prior to the Cessation Date, constitute the only payments and benefits that Executive (or his legal representative, as the case may be) shall be entitled to receive from the Company hereunder or otherwise in the event of the expiration of the Term following delivery of a notice of non-renewal, and the Company shall have no further liability or obligation to him (or his legal representative, as the case may be) hereunder or otherwise in respect of his employment or the termination thereof.
4.3    Termination of Employment With Good Reason. In addition to any other remedies available to Executive at law, in equity or as set forth in this Agreement, Executive shall have the right during the Term, upon written notice to the Company, to terminate his employment hereunder upon the occurrence of any of the following events without the prior consent of Executive: (a) a reduction in Executive’s then current Base Salary or level of Target Bonus; (b) a significant reduction in Executive’s title, duties or reporting relationship with the Company or the assignment to Executive of duties that are inconsistent with Executive’s position with the Company; (c) relocation of the Company’s Los Angeles office more than 50 miles away from Beverly Hills, California; or (e) a material breach by the Company of any provision of this Agreement (a “Termination With Good Reason”), provided, however, that the disposition during the Term of any or all of the equity or business of Starz Media, LLC, however effected, will not constitute an event giving Executive the right to terminate his employment hereunder pursuant to a Termination With Good Reason.
Notwithstanding the foregoing, no purported Termination With Good Reason pursuant to this Section 4.3 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall give the Company a written notice of Executive’s intention to effect a Termination With Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Good Reason is based and to be given no later than 90 days after the initial occurrence of such circumstances; (ii) the Company shall have 30 days after receiving such notice in which to cure such grounds; and (iii) if the Company fails, within such 30-day period, to cure such grounds to Executive’s reasonable satisfaction, Executive terminates his employment

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hereunder within 30 days following the last day of such 30-day period. If the Company timely cures such grounds in accordance with the preceding sentence, Executive shall not be entitled to terminate his employment pursuant to a Termination With Good Reason based on such grounds.
If a Termination With Good Reason occurs, Executive shall have the same entitlement to the payments and benefits as provided under Section 4.2 for a Termination Without Cause, subject to the conditions set forth in Section 4.2 relating to such payments and benefits.
Executive acknowledges that the payments and benefits referred to in this Section 4.3, together with any rights or benefits under any written plan or agreement (including the Award Agreements) that have vested on or prior to the termination date of Executive’s employment under this Section 4.3, constitute the only payments that Executive shall be entitled to receive from the Company hereunder or otherwise in the event of any termination of his employment pursuant to this Section 4.3, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment or the termination thereof. Executive further acknowledges that if Executive voluntarily terminates his employment hereunder other than pursuant to a Termination With Good Reason (a “Voluntary Termination”), the Company shall have no further liability or obligation to Executive hereunder or otherwise, other than with respect to any rights or benefits under any written plan or agreement (including the Award Agreements) that have vested on or prior to the date of such Voluntary Termination, the Company’s obligation to pay Base Salary and vacation time accrued but unpaid as of the date of such Voluntary Termination, reimbursement of expenses incurred on or prior to the date of such Voluntary Termination in accordance with Section 3.2 above and any other amounts legally required to be paid.
4.4    Death; Disability. If Executive dies or becomes Disabled during the Term, Executive’s employment hereunder shall terminate automatically, and the Company shall pay Executive (or his legal representative, as the case may be) the following:

(a)	any Base Salary and vacation time accrued but unpaid as of the date of such termination;

(b)	any reimbursement for expenses incurred on or prior to the date of such termination in accordance with Section 3.2;

(c)
subject to Sections 4.6, 4.7 and 4.8 below, provided that such termination of employment constitutes a Separation from Service of Executive (as defined in Section 4.8 below), an amount (the “Severance Amount”), payable in a single sum within 60 days following the date of such termination of employment, equal to the sum of (i) Executive’s annual Base Salary as in effect at the date of Executive’s death or Disability, multiplied by a fraction, the numerator of which is the number of days that would have remained in the Initial Term or the then-current Extended Term, as applicable, had such termination of employment not occurred and the denominator of which is the number of days in the Initial Term or the then-current Extended Term, as applicable, plus (ii) Executive’s Base Salary for the fiscal year in which Executive’s death or Disability occurs, multiplied by a fraction, the numerator of which is the number of days during

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such fiscal year preceding the date of Executive’s death or Disability and the denominator of which is the total number of days in such fiscal year.
For purposes of this Agreement, Executive shall be deemed to be “Disabled” or have a “Disability” if, because of Executive’s physical or mental disability, he has been substantially unable to perform his duties hereunder for 16 work weeks in any 12-month period. Executive shall be considered to have been substantially unable to perform his duties hereunder only if he is either (a) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (b) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company undue hardship. In the event of a disagreement concerning Executive’s perceived Disability, Executive shall submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of Executive’s Disability, one selected by Executive, one selected by the Company, and one selected by both such physicians. The majority decision of such three physicians shall be final and binding on the parties.
Executive acknowledges that the payments referred to in this Section 4.4, together with any rights or benefits under any written plan or agreement (including the Award Agreements) which have vested on or prior to the termination date of Executive’s employment under this Section 4.4, constitute the only payments which Executive (or his legal representative, as the case may be) shall be entitled to receive from the Company hereunder in the event of Executive’s death or Disability during the Term and the consequent termination of Executive’s employment hereunder, and the Company shall have no further liability or obligation to him (or his legal representative, as the case may be) hereunder or otherwise in respect of his employment or the termination thereof.
4.5    No Mitigation by Executive. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive or benefits provided to Executive as the result of his employment by another employer except as otherwise provided in Section 4.2.
4.6    Severance Agreement and Release. If Executive’s employment hereunder is terminated pursuant to a Termination Without Cause (as defined in Section 4.2 above) or a Termination With Good Reason (as defined in Section 4.3 above), or on account of Executive’s Disability (as defined in Section 4.4 above), payment by the Company of the amounts described in said sections shall be subject to the execution and delivery to the Company by Executive (or by Executive’s legal representative, if applicable), within the applicable time period described below, of a severance agreement and release (the “Release”) in a form that is reasonably satisfactory to the Company and consistent with the form of severance agreement and release then used by the Company for senior executives.
The Release shall be delivered to Executive, in the case of a Termination Without Cause, at the time of delivery of the Termination Notice, in the case of a Termination With Good Reason, upon delivery of written notice by Executive to the Company, and in the case of Executive’s Disability, as soon as reasonably practicable following the date on which Executive’s Disability occurs. Executive shall have a period of 21 days (or, if required by applicable law, a period of 45 days) after the effective date of termination of Executive’s employment hereunder (the “Consideration Period”) in which to execute and return the original, signed Release to the Company. If Executive delivers the original,

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signed Release to the Company prior to the expiration of the Consideration Period and does not thereafter revoke such Release within the seven-day period immediately following the Consideration Period as provided therefor under applicable law (such seven-day period, the “Revocation Period”), Executive shall, subject to Section 4.7 below, be entitled to the Severance Installments, Severance Lump-Sum Payment and Benefits Payments as described in Section 4.2 (including by reason of Section 4.3, if applicable) or the Severance Amount described in Section 4.4(c), as applicable. In such event, aggregate Severance Installments or that portion of the Severance Amount, as applicable, equal to one-twelfth of Executive’s Base Salary in effect at the date of termination of Executive’s employment hereunder shall constitute consideration for Executive’s delivery of the Release pursuant to this Section 4.6 (the “Release Consideration”).
If Executive does not deliver the original, signed Release to the Company prior to the expiration of the Consideration Period, or if Executive delivers the original, signed Release to the Company prior to the expiration of the Consideration Period and thereafter revokes such Release within any period of time provided therefor under applicable law, then:

(a)
the Company shall pay Executive an amount equal to the sum of (i) any Base Salary and vacation time accrued but unpaid as of the date of termination, plus (ii) any reimbursement for expenses incurred on or prior to the date of termination in accordance with Section 3.2; and

(b)	the Company shall have no obligation to pay to Executive the Severance Installments, Severance Lump-Sum Payment and Benefits Payments or the Severance Amount.
4.7    Continued Compliance. Executive and the Company hereby acknowledge that any Severance Installment, Severance Lump-Sum Payment or Benefits Payment payable by the Company under Section 4.2 (including by reason of Section 4.3) or Severance Amount payable by the Company under Section 4.4(c) are part of the consideration for Executive’s undertakings under Article V below. Such amounts are subject to Executive’s continued compliance with the provisions of Article V. If Executive violates the provisions of Article V, then the Company will have no obligation to pay or make any of the Severance Installments, Severance Lump-Sum Payment or Benefits Payments or the Severance Amount to the extent any or all of the same remain payable by the Company under Section 4.2 (including by reason of Section 4.3) or 4.4 on or after the date of such violation, except to the extent of any unpaid Release Consideration.
4.8    Timing of Payments Under Certain Circumstances. With respect to any amount that becomes payable to or for the benefit of Executive under this Agreement upon Executive’s Separation from Service (as defined below) for any reason, the provisions of this Section 4.8 will apply, notwithstanding any other provision of this Agreement to the contrary. If the Company determines in good faith that Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, including any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service with respect thereto (collectively, “Code Section 409A”), then to the extent required under Code Section 409A, payment of any amount of deferred compensation that becomes payable to or for the benefit of Executive upon Separation from Service (other than by reason of the death of Executive) and that otherwise would be payable during the six-month period following Executive’s Separation from Service shall be suspended until the lapse of such

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six-month period (or, if earlier, the date of Executive’s death). A “Separation from Service” of Executive means Executive’s separation from service, as defined in Code Section 409A, with the Company and all other Persons with which the Company would be considered a single employer under Internal Revenue Code Section 414(b) or (c), applying the 80% threshold used in such Internal Revenue Code Sections or any Treasury regulations promulgated thereunder. Any payment suspended as provided in this Section 4.8, unadjusted for interest on such suspended payment, shall be paid to Executive in a single payment on the first business day following the end of such six-month period or within 30 days following the death of Executive, as applicable, provided that the death of Executive during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of Executive’s death.

ARTICLE V

OWNERSHIP OF PROCEEDS
OF EMPLOYMENT; NON-DISCLOSURE;
NON-COMPETITION
5.1    Ownership of Proceeds of Employment. The Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Executive’s services, work and labor in connection with Executive’s employment by the Company, free and clear of any and all claims, liens or encumbrances. Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, any and all developments, client and potential client lists, know how, discoveries, inventions, improvements, conceptions, ideas, writings, processes, formulae, contracts, methods, works, whether or not patentable or copyrightable, which are conceived, made, acquired, or written by Executive, solely or jointly with another, while employed by the Company (whether or not at the request or upon the suggestion of the Company) and which are substantially related to the business or activities of the Company or any of its Subsidiaries, or which Executive conceives as a result of his employment by the Company or its Subsidiaries, or as a result of rendering advisory or consulting services to the Company or its Subsidiaries (collectively, “Proprietary Rights”).
Executive hereby assigns and transfers, and agrees to assign and transfer, all his rights, title, and interests in the Proprietary Rights to the Company or its nominee. In addition, Executive shall deliver to the Company any and all drawings, notes, specifications, and data relating to the Proprietary Rights. All copyrightable Proprietary Rights shall be considered to be “works made for hire.” Whenever requested to do so by the Company, Executive shall execute and deliver to the Company any and all applications, assignments and other instruments and do such other acts that the Company shall reasonably request to apply for and obtain patents and/or copyrights in any and all countries or to otherwise protect the Company’s interest in the Proprietary Rights and/or to vest title thereto to the Company; provided, however, the provisions of this Section 5.1 shall not apply to any Proprietary Rights that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities or proprietary information, except for Proprietary Rights that (a) at the time of conception or reduction to practice of the Proprietary Rights, relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company.

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Executive shall assist the Company in obtaining such copyrights and patents during the term of this Agreement, and any time thereafter without cost to the Executive, on reasonable notice and at mutually convenient times; provided, however, Executive shall be reasonably compensated for his time and reimbursed for any out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony. Executive agrees to testify in any prosecution or litigation involving any of the Proprietary Rights.
Contemporaneously with the execution and delivery of this Agreement, Executive is executing and delivering an acknowledgment under Section 2870 of the California Labor Code in the form of Exhibit C hereto, the provisions of which are incorporated herein by reference.
5.2    Non-Disclosure of Confidential Information. As used herein, “Confidential Information” means any and all non-public information as to which the Company takes reasonable steps to protect the confidentiality of and that affects or relates to the business of the Company and its Subsidiaries, including, without limitation: (a) financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, intellectual, artistic, literary, dramatic or musical rights, works, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including, without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, and software; (b) such information as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts and lists; and (c) all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how,” ideas, concepts, research, processes, and plans. “Confidential Information” does not include information relating to Executive’s working conditions or wages, information that is in the public domain, information that is generally known in the trade, or information that Executive can prove he acquired wholly independently of his employment with the Company. Executive shall not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to, or use for the benefit of, any other person, firm or corporation any Confidential Information, except in the course of the proper performance of his duties hereunder or as required by law (in which event Executive shall give prior written notice to the Company and shall cooperate with the Company and the Company’s counsel in complying with such legal requirements). Promptly upon the expiration or termination of Executive’s employment hereunder for any reason or whenever the Company so requests, Executive shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies, compilations or summaries thereof) constituting or pertaining in any way to any of the Confidential Information, other than Executive’s personal “rolodex” or equivalent and any personal information contained on Executive’s computer(s); provided, however, that Executive acknowledges if he chooses to import or maintain any personal information on the Company’s computers or network, he does not have any reasonable expectation of privacy vis-à-vis the Company with respect to such information, and the Company may access and review such information at any time, for any reason.
5.3    Non-Competition. During the Term, Executive shall not, directly or indirectly, compete with the Company (i.e., by being employed as an executive by, or otherwise providing services as an executive to, any Person (a “Competing Entity”) having an interest in, engaging in or participating in

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the ownership, management, operation or control of, or acting in any advisory capacity or other capacity to, any premium pay television service operating in the United States (collectively, “Competitive Activities”), or solicit or divert any business or any customer from the Company or assist any Person in doing so or attempting to do so, or cause or seek to cause any Person to refrain from dealing or doing business with the Company or assist any Person in doing so or attempting to do so. Notwithstanding the foregoing, Executive may make solely passive investments in any Competing Entity, the common stock of which is “publicly held,” and of which Executive shall not own or control, directly or indirectly, in the aggregate, securities that constitute more than one percent of the voting rights or equity ownership of such Competing Entity.
5.4    Non-Solicitation. Executive shall not, for a period of two years from the date of any termination of his employment hereunder except a Termination Without Cause or a Termination With Good Reason solicit or induce, directly or indirectly, or cause or authorize others to solicit or induce, directly or indirectly, any person employed by the Company or any Subsidiary to leave employment with the Company.
5.5    Breach of Provisions. If Executive shall breach any of the provisions of this Article V, or if any such breach is threatened by Executive, in addition to and without limiting or waiving any other rights or remedies available to the Company at law or in equity, unless otherwise prohibited by applicable law, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Article V. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, Executive shall not use as a defense thereto that there is an adequate remedy at law.
5.6    Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, the duration and the territorial scope thereof as set forth in this Article V, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.
5.7    Definition. For purposes of this Article V, the term “Company” shall be deemed to include (i) any predecessor to, or successor of, the Company, (ii) any Subsidiary of the Company (including, without limitation, any Person in which the Company owns, directly or indirectly, 50% or more of the issued and outstanding equity), and (iii) any Person that is under the Control or common Control of the Company (including, by way of illustration and not as a limitation, any joint venture to which the Company or one of its Subsidiaries is a party). For purposes of this Agreement, “Control” shall mean the power to direct the management and policies of a Person, whether by ownership of voting securities, by contract or otherwise, and “Person” shall mean any individual or any corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

ARTICLE VI

MISCELLANEOUS

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6.1    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.
6.2    Assignment. The Company may assign this Agreement to any successor in interest to its business, and Executive hereby agrees to be employed by such assignee as though such assignee were originally the employer named herein. Executive hereby acknowledges that the services to be rendered by Executive are unique and personal, and, accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.
6.3    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the day of transmission if sent via electronic mail to the electronic mail address given below; (d) on the day after delivery by Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (e) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

(a)	If to the Company:
Starz
8900 Liberty Circle
Englewood, CO 80112
Attention: General Counsel

and

Sherman & Howard L.L.C.
633 Seventeenth Street, Suite 3000
Denver, CO 80202

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(b)	If to Executive:
Christopher Albrecht

With a copy to:

Ziffren Brittenham LLP
1801 Century Park West
Los Angeles, CA 90067-6406

And:

Geibelson Young & Company
21700 Oxford Street Suite 2030
Woodland Hills, CA 91367

Notwithstanding the foregoing, any notice of change of address of a party shall be effective only upon actual receipt by the other party hereto.
6.4    Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.
6.5    Confidentiality. Executive agrees that, unless such disclosure is expressly permitted by applicable law, he will not, during the Term or thereafter, disclose to any other Person the terms or conditions of this Agreement (excluding the financial terms hereof) without the prior written consent of the Company. Approval of the Company and of Executive shall be required with respect to any press releases regarding this Agreement and the activities of Executive contemplated hereunder.
6.6    Arbitration. Other than any action to obtain injunctive relief relating to the matters set forth in Article 5 of this Agreement, if any controversy, claim or dispute arises out of or in any way relates to this Agreement, the alleged breach thereof, Executive’s employment with the Company or termination therefrom, including, without limitation, any and all claims for employment discrimination or harassment, civil tort and any other employment laws, excepting only claims that may not, by statute, be arbitrated, both Executive and the Company (and its members, managers, officers, employees or agents) agree to submit any such dispute exclusively to binding arbitration. Both Executive and the Company acknowledge that they are relinquishing their right to a jury trial in civil court. Executive

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and the Company agree that arbitration is the exclusive remedy for all disputes arising out of or related to Executive’s employment with the Company.
The arbitration shall be subject to the Federal Arbitration Act and shall be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, except as otherwise provided in this Agreement. Arbitration shall be commenced and heard in the Los Angeles, California metropolitan area. Only one arbitrator shall preside over the proceedings, who shall be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within ten business days following receipt of such list, the arbitration tribunal shall select the arbitrator. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of California or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal or state court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, shall be available to the Company and Executive as though the dispute were pending in federal court. The arbitrator shall have the ability to rule on pre-hearing motions as though the matter were in a federal court, including the ability to rule on a motion for summary judgment.
If permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees, room rental fees, etc.) shall be shared equally by the parties. If the foregoing is not permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees, room rental fees, etc.) shall be paid by the Company, provided that Executive shall be required to pay the amount of filing fees equal to that which Executive would be required to pay to file an action in California state court. Each party shall pay its own attorneys’ fees and other costs incurred in connection with the arbitration, unless the relief authorized by law allows otherwise and the arbitrator determines that attorneys’ fees shall be paid in a different manner. The arbitrator must provide a written decision that is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.
6.7    Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.
6.8    Controlling Nature of Agreement. To the extent any terms of this Agreement are inconsistent with the terms or provisions of the Company’s Employee Handbook or any other personnel policy statements or documents, the terms of this Agreement shall control. To the extent that any terms and conditions of Executive’s employment are not covered in this Agreement, the terms and conditions set forth in the Employee Handbook or any similar document shall control such terms.
6.9    Entire Agreement. This Agreement, including the exhibits hereto, sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all

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prior agreements or understanding between the Company and Executive, whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.
6.10    Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.
6.11    Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.
6.12    Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.
6.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
6.14    Compliance with Section 409A The provisions of this Agreement are intended to satisfy the requirements of Code Section 409A and will be interpreted in a manner that is consistent with such intent so that all payments and reimbursements made and all in-kind benefits provided hereunder are either made or provided in compliance with Code Section 409A or are exempt from the provisions thereof. The parties intend that, to the maximum extent possible, any Severance Installments and any Severance Lump-Sum Payment paid pursuant to Section 4.2(c) (including by reason of Section 4.3) and any Severance Amount paid pursuant to Section 4.4(c) shall qualify as a short-term deferral pursuant to Treasury Regulation § 1.409A-1(b)(4) or a separation payment pursuant to Treasury Regulation § 1.409A-1(b)(9) and that any Benefits Payments made pursuant to Section 4.2 (including by reason of Section 4.3) shall qualify as reimbursements of medical expenses under a separation pay plan pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(B). With respect to any reimbursement or in-kind benefit provided to Executive hereunder that constitutes deferred compensation subject to Code Section 409A, the following provisions shall apply: (i) the amount of any reimbursements or in-kind benefits provided during any taxable year of Executive shall not affect the expenses eligible for reimbursement or the in-kind benefits provided to Executive in any other taxable year; (ii) reimbursements shall be made only for expenses incurred, and in-kind benefits shall be provided only, during the period expressly set forth in this Agreement; (iii) any reimbursement of eligible expenses must be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred; and (iv) no such reimbursements or in-kind benefits shall be subject to liquidation or exchange for another benefit. The following provisions of this Section 6.14 shall apply to (a) any Severance Installment otherwise payable within 60 days following the date of termination of Executive’s employment (such 60-day period, the “Initial Payment Period”), (b) the Severance Lump-Sum Payment, and (c) the Severance Amount, but only to the extent that such Severance Installment, Severance Lump-Sum Payment or Severance Amount constitutes nonqualified deferred compensation subject to the provisions of Section 409A (collectively, the “Initial Payments”). Subject to satisfaction of the requirements of Section 4.6, Section 4.7 and any other provision of this Agreement relating to the payment thereof, each Initial Payment shall be paid to Executive at the time otherwise provided

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under this Agreement, provided that, if the Initial Payment Period begins in one taxable year of Executive (the “First Taxable Year”) and ends in the following taxable year of Executive (the “Second Taxable Year”), Initial Payments shall be made only during the portion of the Initial Payment Period that occurs during the Second Taxable Year (the “Straddle Rule”). Subject to Section 4.8, (i) any Severance Installment that would be payable prior to the expiration of the Revocation Period but for the requirements of Section 4.6 and thereafter becomes payable upon satisfaction of the requirements of such section shall be paid to Executive on the first date during the Initial Payment Period following expiration of the Revocation Period on which a Severance Installment otherwise becomes payable (but not later than the last day of the Initial Payment Period and subject to clause (ii) of this sentence), and (ii) any Severance Installment that would be payable during the First Taxable Year but for the Straddle Rule shall paid on the first date during the Initial Payment Period on which a Severance Installment otherwise becomes payable during the Second Taxable Year (or, if no such date occurs, on the first business day of the Second Taxable Year). The preceding provisions relating to Initial Payments are intended to comply with Section 409A guidance provided under Notice 2010-6 issued on January 19, 2010, as modified by Notice 2010-80 issued on November 30, 2010, relating to payments upon separation from service that are subject to execution and delivery of a release or another employment-related action.
6.15    Defined Terms. Each capitalized term set forth below is defined in the referenced section of this Agreement.

Term	Section
Accrual Cap	3.3
Agreement	Preamble
Award Agreements	3.5
Base Salary	2.2
Benefits Payments	4.2, ¶ Second
Bonus	2.3
Cause	4.1, ¶ Second
Cessation Date	4.2, ¶ Fifth
COBRA	4.2, ¶ Second
Code Section 409A	4.8
Committee	2.3
Company	Preamble
Company Plans	3.1
Competing Entity	5.3
Competition Notice	4.2, ¶ Third
Competitive Activities	5.3
Confidential Information	5.2
Consideration Period	4.6, ¶ Second
Control	1.4
Corporate Event	4.1, ¶ Fourth
Disabled and Disability	4.4, ¶ Second
Effective Date	1.2

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Term	Section
Executive	Preamble
Extended Term	1.2
First Taxable Year	6.14
Health Plan	4.2, ¶ Second
Initial Payment Period	6.14
Initial Payments	6.14
Initial Term	1.2
Person	1.4
Project	1.3
Proprietary Rights	5.1, ¶ First
Reimbursement Period	4.2, ¶ Second
Release	4.6, ¶ First
Release Consideration	4.6, ¶ Second
Revocation Period	4.6, ¶ Second
Second Taxable Year	6.14
Separation from Service	4.8
Severance Amount	4.4, ¶ First, (c)
Severance Installments	4.2, ¶ First, (c)(i)
Severance Lump-Sum Payment	4.2, ¶ First, (c)(ii)
Severance Period	4.2, ¶ First, (c)(i)
Straddle Rule	6.14
Subsidiaries	Introduction
Target Bonus	2.3
Term	1.2
Termination For Cause	4.1, ¶ First
Termination Notice	4.2, ¶ First
Termination With Good Reason	4.3, ¶ First
Termination Without Cause	4.2, ¶ First
Voluntary Termination	4.3, ¶ Fourth

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the day and year first above written.

COMPANY:

STARZ

By:     /s/ J. Steven Beabout
Name: J. Steven Beabout
Title: Executive Vice President and General Counsel
Date: August 14, 2013

EXECUTIVE:

/s/ Christopher Albrecht
Christopher Albrecht
Date: August 14, 2013

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Exhibit A

Projects

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Exhibit B

Nonqualified Stock Option Agreement

Exhibit C

Form of Acknowledgment Under Section 2870 of the California Labor Code

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Omitted Exhibits

The following exhibits to the Employment Agreement, made effective as of January 1, 2013, by and between Starz and Christopher Albrecht, have not been provided herein:

Exhibit A: Projects
Exhibit B: Nonqualified Stock Option Agreement
Exhibit C: Form of Acknowledgement Under Section 2870 of the California Labor Code

The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

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